Exhibit (h17)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of February 21, 2024 (the “Amendment”) by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”) and each of the entities listed on Appendix A thereto (each, a “Fund” and collectively, the “Funds”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated August 15, 2003 (as amended, modified and supplemented through the date hereof, the “Agreement”);

WHEREAS, IBT merged with and into State Street Bank and Trust Company, effective July 2, 2007, with the result that State Street Bank & Trust Company now serves as the “Bank” under the Agreement; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A. Section 9 is hereby deleted in its entirety and replaced with the following:

“9. Confidentiality and Use of Data.

(a)            All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to the paragraphs below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Bank or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

(b)            In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Bank (which term for purposes of this Section 9 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Funds and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Funds and the Bank or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(c)            Subject to paragraph (e) below, the Bank and/or its Affiliates may use any Confidential Information of the Funds (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Funds and the Bank or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Funds to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Bank and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Funds, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Bank publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(d)            The Funds acknowledge that the Bank may seek to realize economic benefit from the publication or distribution of the Indicators.

(e)            Except as expressly contemplated by this Agreement, nothing in this Section 9 shall limit the confidentiality and data-protection obligations of the Bank and its Affiliates under this Agreement and applicable law. The Bank shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

Information Classification: Limited Access

B.            A new section 12 is hereby added as follows:

“12.      Delegation.

(a)            The Bank shall have the right, without the consent or approval of the Funds, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Bank (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Funds. The Bank shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Bank had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Bank shall be responsible for the compensation of its Delegates.

(b)            The Bank will provide the Funds with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Bank that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Funds may reasonably request from time to time.

(c)            Nothing in this Section 12 shall limit or restrict the Bank’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.”

C.	Schedule B1 to the Agreement is amended by adding a row directly under the “Financial Reporting” Function that reads as follows:

Function	State Street Bank &	EOS	TIFF	Suggested Fund Auditor
	Trust Company	Fund		or Counsel
Services
LLC
Prepare financial	Prepare for the review by
information	designated officer(s) of the
Funds financial information
regarding the Fund(s) that
will be included in the
Funds’ semi-annual and
annual shareholder reports,
Tailored Shareholder
Reports and other quarterly
reports (as mutually agreed
upon), including tax footnote
disclosures where
applicable;

2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

Information Classification: Limited Access

3.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

4.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

5.	All references in this Amendment to the “Fund” are to each of the management investment companies listed on Appendix A, individually, as if this Agreement were between the individual Fund and the Bank. In the case of a series organization, all references in this Agreement to the “Fund” or the “Portfolio” are to the individual series of the series organization on behalf of the individual series. Any reference in this Agreement to “the parties” shall mean the Bank and such other individual Fund as to which the matter pertains. The obligations of each Fund shall be several and not joint.

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Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

EACH TIFF ENTITY LISTED ON APPENDIX A
TO THE AGREEMENT

By:	/s/ Lisa Matson
Name:	Lisa Matson
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A Foutes
Name:	Michael A Foutes
Title:	Senior Vice President